Exhibit 5.1

Josh Seidenfeld

+1 650 843 5862

jseidenfeld@cooley.com

August 3, 2021

Rani Therapeutics Holdings, Inc.

2051 Ringwood Avenue

San Jose, California 95131

Ladies and Gentlemen:

We have acted as counsel to Rani Therapeutics Holdings, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering an offering of up to 7,210,981 shares (the “Shares”) of the Company’s Class A common stock, par value $0.0001 per share (the “Common Stock”), consisting of (a) 1,210,981 shares of Common Stock issuable pursuant to the Company’s 2016 Equity Incentive Plan (as amended, the “2016 Plan”), (b) 5,500,000 shares of Common Stock issuable pursuant to the Company’s 2021 Equity Incentive Plan (the “2021 EIP”) and (c) 500,000 shares of Common Stock issuable pursuant to the Company’s 2021 Employee Stock Purchase Plan (together with the 2016 Plan and the 2021 EIP, the “Plans”).

In connection with this opinion, we have (i) examined and relied upon (a) the Registration Statement and related prospectuses, (b) the Company’s Certificate of Incorporation, as amended, and Bylaws, each as currently in effect, (c) the Plans and (d) originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below and (ii) assumed that the Shares will be sold at a price established by the Board of Directors of the Company or a duly constituted committee thereof. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials and the due authorization, execution and delivery of all documents by all persons other than the Company where authorization, execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plans, the Registration Statement and related prospectuses, will be validly issued, fully paid and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Cooley LLP    3175 Hanover Street    Palo Alto, CA    94304-1130

t: (650) 843-5000    f: (650) 849-7400    cooley.com

Rani Therapeutics Holdings, Inc.

August 3, 2021

Page Two

Very truly yours,

Cooley LLP

By:	/s/ Josh Seidenfeld
Josh Seidenfeld

Cooley LLP    3175 Hanover Street    Palo Alto, CA    94304-1130

t: (650) 843-5000    f: (650) 849-7400    cooley.com